SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Medical Information Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation or Organization)

04-2455639
(I.R.S. Employer Identification No.)

MEDITECH Circle, Westwood, MA
(Address of Principal Executive Offices)

02090
(Zip Code)

781-821-3000
(Registrant's Telephone Number)

MEDITECH 2004 STOCK PURCHASE PLAN
(Full Title of the Plan)

Stephen W. Carr, P.C.
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
617-570-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered: Common Stock $1.00 par value Amount to be Registered: 260,000 shares
Proposed Maximum Offering Price Per Share: $26.00*
Proposed Maximum Aggregate Offering Price: $6,760,000*
Amount of Registration Fee: $856.49*

*The registration fee is calculated pursuant to Rule 457(h) on the basis of $126.70 per $1 million of aggregate offering price.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3: INCORPORATION OF DOCUMENTS BY REFERENCE

Medical Information Technology, Inc. ("MEDITECH") hereby incorporates by reference the documents listed in (a) through (c) below. In addition, all documents subsequently filed by MEDITECH pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

(a) MEDITECH's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(b) All other reports filed by MEDITECH pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended ("Exchange Act") since December 31, 2003.

(c) The description of MEDITECH's common stock, contained in MEDITECH's registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

Because Arthur Andersen LLP has ceased operations, MEDITECH has not been able to obtain Arthur Andersen LLP's consent for the inclusion in this registration statement of its reports on the financial statements of MEDITECH described above, and the requirement to file its consent to such inclusion with the Securities and Exchange Commission has been dispensed with in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its reports in this document, purchasers of shares will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements described above that were audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts authorizes a Massachusetts corporation to indemnify any director, officer, employee or other agent of the corporation, any person who serves at its request as a director, officer, employee or other agent of another organization, or any person who serves at its request in any capacity with respect to any employee benefit plan, to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

Article 6C of MEDITECH's Articles of Organization, as amended, provides that MEDITECH shall indemnify each of its directors and officers (including persons who act at its request as directors or officers of another organization of which MEDITECH owns shares or is a creditor) against all liabilities and expenses incurred in any action, suit or proceeding except that no indemnification shall be provided to a director or officer with respect to a matter as to which it shall have been adjudicated in any proceeding that such director or officer did not act in good faith in the reasonable belief that his action was in the best interests of MEDITECH. Article 6C also provides that in the event that a proceeding is compromised or settled so as to impose any liability upon a director or officer, no indemnification shall be provided to such director or officer if MEDITECH has obtained an opinion of counsel that with respect to such matter such director or officer did not act in good faith in the reasonable belief that his action was in the best interests of MEDITECH. Article 6C further provides that nothing in Article 6C shall limit any lawful rights to indemnification existing independently of Article 6C.

MEDITECH does not maintain Directors or Officers liability insurance.

ITEM 8: EXHIBITS

EXHIBIT 4: MEDITECH 2004 STOCK PURCHASE PLAN (incorporated by reference to
           Exhibit 10 of the Company's Annual report on Form 10-K for the year ended December 31, 2003)

EXHIBIT 5: LEGAL OPINION OF GOODWIN PROCTER LLP

EXHIBIT 23.1: CONSENT OF INDEPENDENT AUDITORS

EXHIBIT 23.2: CONSENT OF GOODWIN PROCTER LLP (contained in EXHIBIT 5)

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report on Form 10-K pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on this 26th day of January, 2004.

Medical Information Technology, Inc.
(Registrant)

By: Barbara A. Manzolillo, Chief Financial Officer, Treasurer an Clerk
(Signature)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of January, 2004.

A. Neil Pappalardo, Chief Executive Officer, Chairman and Director
(Signature)

Lawrence A. Polimeno, Vice Chairman and Director
(Signature)

Roland L. Driscoll, Director
(Signature)

Edward B. Roberts, Director
(Signature)

Morton E. Ruderman, Director
(Signature)

L. P. Dan Valente, Director
(Signature)